Exhibit 99.2

CONTACTS

Dan Schlanger, CFO

Ben Lowe, VP & Treasurer

Crown Castle International Corp.

713-570-3050

Crown Castle Announces

Pricing of Senior Notes Offering

June 4, 2020 - HOUSTON, TEXAS - Crown Castle International Corp. (NYSE: CCI) (“Crown Castle”) announced today that it has priced its previously announced public offering of 1.350% Senior Notes due 2025, 2.250% Senior Notes due 2031 and 3.250% Senior Notes due 2051 in aggregate principal amounts of $500 million, $1.1 billion and $900 million, respectively. The Senior Notes due 2025 will have an interest rate of 1.350% per annum and will be issued at a price equal to 99.736% of their face value to yield 1.404%. The Senior Notes due 2031 will have an interest rate of 2.250% per annum and will be issued at a price equal to 99.830% of their face value to yield 2.268%. The Senior Notes due 2051 will have an interest rate of 3.250% per annum and will be issued at a price equal to 99.786% of their face value to yield 3.261%.

The net proceeds from the offering are expected to be approximately $2.473 billion, after deducting the underwriting discount and other estimated offering expenses payable by Crown Castle. Crown Castle intends to use the net proceeds from this offering, together with available cash, to redeem or repurchase all of its outstanding 3.400% Senior Notes due 2021, 2.250% Senior Notes due 2021 and 4.875% Senior Notes due 2022.

J.P. Morgan, Mizuho, SOCIETE GENERALE, SMBC Nikko, and TD Securities are the joint book-running managers of the offering.

The offering is being made pursuant to the existing effective shelf registration statement filed with the Securities and Exchange Commission (“SEC”). The offering will be made only by means of a prospectus supplement and the accompanying base prospectus, copies of which may be obtained by contacting any joint book-running manager using the information provided below. An electronic copy of the preliminary prospectus supplement, together with the accompanying prospectus, is also available on the SEC’s website, www.sec.gov.

This press release shall not constitute a notice of redemption under the optional redemption provisions of the indenture (and applicable supplements thereto) governing Crown Castle’s outstanding 3.400% Senior Notes due 2021, 2.250% Senior Notes due 2021 and 4.875% Senior Notes due 2022. This press release shall not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

CAUTIONARY LANGUAGE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements that are based on Crown Castle management’s current expectations. Such statements include plans, projections and estimates regarding the proposed offering, including the net proceeds therefrom and the use of such proceeds. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including prevailing market conditions and other factors. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risk factors that could affect Crown Castle and its results is included in Crown Castle’s filings with the SEC. The term “including,” and any variation thereof, means “including, without limitation.”

ABOUT CROWN CASTLE

Crown Castle owns, operates and leases more than 40,000 cell towers and approximately 80,000 route miles of fiber supporting small cells and fiber solutions across every major U.S. market. This nationwide portfolio of communications infrastructure connects cities and communities to essential data, technology and wireless service - bringing information, ideas and innovations to the people and businesses that need them.

JOINT BOOK-RUNNING MANAGERS CONTACT INFORMATION

J.P. Morgan Securities LLC 383 Madison Avenue, 3rd Floor New York, NY 10179 Attn: Investment Grade Syndicate Desk Collect: (212) 834-4533	Mizuho Securities USA LLC 1271 Avenue of the Americas, 3rd Floor New York, NY 10020 Attn: Investment Grade Syndicate Desk Toll-free: (866) 271-7403

SG Americas Securities, LLC 245 Park Avenue New York, NY 10167 Attn: High Grade Syndicate Desk Toll-free: (800) 861-9789	SMBC Nikko Securities America, Inc. 277 Park Avenue New York, NY 10172 Attn: Debt Capital Markets Toll Free: (888) 868-6856 Email: prospectus@smbcnikko-si.com

TD Securities (USA) LLC 31 West 52nd Street, 2nd Floor New York, NY 10019 Attn: Transaction Management Group Toll-free: (855) 495-9846 Email: ustmg@tdsecurities.com